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                                  EXHIBIT 99
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For: CellStar Corporation
Media Contact: Krista Grossman -- (212) 484-7760
Investor Contact: Richard Gozia -- (972) 466-5018



                    CELLSTAR ADOPTS STOCKHOLDER RIGHTS PLAN



CARROLLTON, TEXAS, DECEMBER 30, 1996 -- CellStar Corporation [Nasdaq: CLST] (the "Company") today announced that its Board of Directors has adopted a Stockholder Rights Plan (the "Plan").

The Plan is designed to protect the Company from unfair or coercive takeover attempts and to prevent a potential acquirer from gaining control of the Company without fairly compensating all of the Company's stockholders.

The Plan creates a dividend of one right for each outstanding share of the Company's Common Stock. The rights are represented by and traded with the Company's Common Stock. There are no separate certificates or market for the rights.

The rights do not become exercisable or trade separately from the Common Stock unless one or both of the following conditions are met: a public announcement that a person has acquired 15% or more of the Common Stock of the Company; or a tender or exchange offer is made for 15% or more of the Common Stock of the Company.

Should either of the aforementioned conditions be met and the rights become exercisable, each right will entitle the holder thereof to buy 1/1,000th of a share of the Company's Series A Preferred Stock at an exercise price of $80.00. Each share of the Series A Preferred Stock will essentially be the economic equivalent of one share of Common Stock.

Under certain circumstances the rights entitle the holders to buy the Company's stock at a 50% discount. In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company's outstanding stock; (2) any person shall acquire beneficial ownership of 15% of the Company's outstanding stock; or (3) there is any type of recapitalization of the Company that results in an increase by more than 1% the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company's outstanding stock, each right holder will have the option to buy for the purchase price Common Stock of the Company having a value equal to two times the purchase price of the right.

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Under certain circumstances the rights entitle the holders to buy shares of the acquirer's Common Stock at a 50% discount. In the event that, at any time after a person has acquired 15% or more of the Company's common stock, (1) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation; (2) the Company is the surviving corporation in a transaction in which all or part of the Common Stock is exchanged for cash, property or securities of any other person; or (3) more than 50% of the assets, cash flow or earning power of the Company is sold, each right holder will have the option to buy for the purchase price stock of the acquiring company having a value equal to two times the purchase price of the right.

The rights may be redeemed by the Company for $0.001 per right at any time until 10 business days following the first public announcement of the acquisition of beneficial ownership of 15% of the Company's Common Stock.

The distribution of rights will be made to stockholders of record as of January 9, 1997. A copy of the Stockholder Rights Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission by January 3, 1997. The Company's Plan is similar to those adopted by many other companies and is not in response to any known effort to acquire control of the Company.

CellStar Corporation is an integrated wholesale distributor and retailer of cellular telephones and related products, with operations in the United States, the United Kingdom, Mexico, South America, Hong Kong, China, Singapore, Malaysia, Taiwan and the Philippines. The Company wholesales a diverse line of cellular products to cellular carriers, distributors, agents, mass merchandisers and automotive dealers and retails such products to end users through approximately 15 stand-alone retail sales locations and 21 Communication Centers located in Sam's Clubs. The Company is the largest independent non-carrier distributor of Motorola, Nokia, NEC and Ericsson cellular telephones and accessories throughout the world.

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